Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “TENGROVE ETF TRUST”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2026, AT 4:05 O’CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
10752008 8100	Authentication: 204975875
SR# 20264235273	Date: 08-28-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

TENGROVE ETF TRUST

This Certificate of Trust of TenGrove ETF Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as sole initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

1.       First. The name of the statutory trust formed by this Certificate of Trust is TenGrove ETF Trust.

2.       Second. The name and address of the registered agent of the Trust in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808

3.       Third. The Trust is or will be become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1, et seq.).

5.       Fourth. This Certificate of Trust shall be effective upon filing.

[Signature Page Follows]

State of Delaware Secretary of State Division of Corporations Delivered 04:05PM 08/28/2026 FILED 04:05 PM 08/28/2026 SR 20264235273 - File Number 10752008

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

TenGrove ETF Trust

By:	/s/ William O’Boyle
William O’Boyle, Sole Initial Trustee

Signature Page to Certificate of Trust